Exhibit 10.1

September 14, 2017

Mr. Takahiko Motani

President & Chief Executive Officer

Century Medical, Inc.

1-11-2, Osaki, Shinagawa-ku

Tokyo 141-8588, Japan

Re:      Amendment to Secured Note Purchase Agreement

Effective Date: September 14 2017

Dear Mr. Motani:

Reference is made to the Secured Note Purchase Agreement (“Note Purchase Agreement”) of September 2, 2011 between Dextera Surgical Inc. (then named Cardica, Inc.) and Century Medical, Inc. (“CMI”). All capitalized terms not otherwise defined herein shall have the meanings contained in the Note Purchase Agreement.

The purpose of this letter is to confirm our agreement with respect to the following:

1.	Section 1.2 of the Note Purchase Agreement is hereby amended by adding the following sentences to the end of that section:

Principal remaining on the Loan shall be paid quarterly in arrears, in the amount of USD$125,000.00 per quarter, with the first principal payment due on the last business day of September 2017. Subsequent principal payments of USD$125,000.00 shall be made on the last business day of each subsequent December, March and June.

2.	Section 5.1 of the Note Purchase Agreement is hereby amended by adding the following subsection (l) to that section:

(l) The Company fails to pay any quarterly principal payment as specified in Section 1.2 above.

3.

The parties agree and acknowledge that each party hereby releases and discharges the other from all claims and liabilities based wholly or in part on, or relating to, Purchaser’s allegation that, prior to the Effective Date, the Company’s receipt of net proceeds from a financing of over $44.0 million in April 2014 triggered prepayment obligations of the Company under Section 1.5(b) of the Note Purchase Agreement, and hereby waive any claims either party may have against the other with respect thereto, including, but not limited to, any claim that a Default has occurred as a result thereof.

900 Saginaw Drive     Redwood City, CA 94063     650.364.9975     www.dexterasurgical.com

Exhibit 10.1

4.

The parties agree and acknowledge that prior to and as of the Effective Date the interest rate applicable to the Loan is and has been 5%, notwithstanding any provisions of Section 1.6 of the Note Purchase Agreement.

Except as provided herein, all terms and conditions of the previously-amended Note Purchase Agreement and each of the other Loan Documents shall remain in full force and effect.

If you are in agreement with the contents of this letter, please sign the acknowledgment below and return one original counterpart of this letter to my attention. Upon your signature, this letter shall constitute a binding agreement between us as of the Effective Date.

Sincerely,

/s/ Robert Y. Newell

Robert Y. Newell

Chief Financial Officer

Acknowledged and agreed as of the Effective Date above:

/s/ Takahiko Motani

Takahiko Motani

President & Chief Executive Officer

Century Medical, Inc.

1-11-2, Osaki, Shinagawa-ku

Tokyo 141-8588, Japan

900 Saginaw Drive     Redwood City, CA 94063     650.364.9975     www.dexterasurgical.com